As filed with the Securities and Exchange Commission on [________], 2022
Registration No. 333-172602 Registration No. 333-176462 Registration No. 333-220911 Registration No. 333-239488

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2 to Registration No. 333-172602

Post-Effective Amendment No. 1 to Registration No. 333-176462

Post-Effective Amendment No. 1 to Registration No. 333-220911

Post-Effective Amendment No. 1 to Registration No. 333-239488

FORM S-8

Registration Statement
under
The Securities Act of 1933

CYNERGISTEK, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	37-1867101 (I.R.S. employer identification no.)

11940 Jollyville Road, Suite 300-N

Austin, TX 78759

(949) 614-0700
(Address of principal executive offices, including zip code)

2001 Stock Option Plan

2003 Stock Option Plan

2004 Stock Option Plan

2007 Stock Option Plan, as amended

2011 Stock Incentive Plan

2020 Equity Incentive Plan

(Full title of the plan)

Paul T. Anthony, Chief Financial Officer

CynergisTek, Inc.

11940 Jollyville Road, Suite 300-N

Austin, TX 78759

(Name and address of agent for service)

(949) 614-0700
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐Accelerated filer ☐

Non-accelerated filer ☒                                                                                Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by CynergisTek, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”):

•Registration No. 333-172602, filed with the SEC on March 3, 2011, as amended, pertaining to the registration of 27,667 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Company’s 2001 Stock Option Plan; 295,999 shares of Common Stock issuable pursuant to the Company’s 2003 Stock Option Plan; 1,523,331 shares of Common Stock issuable pursuant to the Company 2004 Stock Option Plan; 3,439,404 shares of Common Stock issuable pursuant to the Company’s 2007 Stock Option Plan; and 2,523,496 shares of Common Stock issuable pursuant to the Company’s 2007 Stock Option Plan, as amended.

•Registration No. 333-176462, filed with the SEC on August 24, 2011, pertaining to the registration of 5,970,000 shares of Common Stock issuable pursuant to the Company’s 2011 Stock Incentive Plan.

•Registration No. 333-220911, filed with the SEC on October 11, 2017, pertaining to the registration of 1,000,000 shares of Common Stock issuable pursuant to the Company’s 2011 Stock Incentive Plan.

•Registration No. 333-239488, filed with the SEC on June 26, 2020, pertaining to the registration of 2,745,621 shares of Common Stock issuable pursuant to the Company’s 2020 Equity Incentive Plan.

The Company is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration any and all unissued securities issuable by the Company pursuant to the above referenced Registration Statements.

On September 1, 2022, pursuant to the terms of an Agreement and Plan of Merger, dated as of May 23, 2022 (the “Merger Agreement”), by and among the Company, Clearwater Compliance LLC, a Tennessee limited liability company (“Parent”), and Clearwater Compliance Acquisition Company I, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”), at which time the Company’s equity securities ceased to be publicly traded.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered under the Registration Statements, which remain unsold as of the date hereof, and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Registration Statement and has duly caused these Post-Effective Amendments to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westfield, State of New Jersey, on the 12th day of September, 2022.

CYNERGISTEK, INC.
By:	/s/ Steven Cagle
Steven Cagle Chief Executive Officer

No other person is required to sign this Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.